EXHIBIT 23.3

Ralston & Company, P.A.

Certified Public Accountants

8777 San Jose Boulevard, Suite 600

Jacksonville, Florida 32217-4213

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of General Employment Enterprises, Inc., of our report dated January 26, 2015, relating to the financial statements of Scribe Solutions Inc. as of and for the years ended December 31, 2014 and 2013, which are included in the Schedule 14C filed by General Employment Enterprises, Inc. on March 6, 2015 and incorporated by reference into the Current Report on Form 8-K filed by General Employment Enterprises Inc. on April 6, 2015. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Ralston & Company, P.A.

July 8, 2015